Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 27, 2006	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2006

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended March 31, 2006.

Net earnings improved 24.2% to $6,185,000 compared with $4,979,000 for the first quarter of 2005.

Net earnings per diluted share were $.28 compared with $.21 per diluted share in 2005, a 33.3% improvement as a result of the aforementioned increase in net earnings and the impact of the shares repurchased in a self tender completed during the quarter.

The Company’s revenues increased to $59,272,000 compared with $52,091,000 for the first quarter of 2005.  Gaming revenues, which include video lottery win and harness racing commissions, increased 13.1% or $6,442,000 compared with the first quarter of 2005, primarily as a result of increased video lottery win.

Slot win improved by 12.7% during the quarter as compared to the comparable period in the prior year.  Favorable winter weather and continued improvements in marketing programs were the primary reasons for the increase.  Occupancy levels in the Dover Downs Hotel remained strong, averaging more than 96% for the first quarter.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We are very happy with our ability to continue to grow our business on all fronts and look forward to the benefits of our recently announced facility and operational expansions.”

The Company has recently announced an approximate $52 million expansion plan that will more than double the number of hotel rooms and add a luxurious 8,000 square-foot spa to the Dover Downs Hotel & Casino. By the fall of 2007, the Company expects to have added 268 luxury rooms to the Dover Downs Hotel & Casino, bringing the total number of rooms to 500. Eleven of these rooms will be specially designed spa suites featuring either hot tubs, pool tables or fireplaces plus wet bars and plasma screen TVs.

Pursuant to recently approved legislation allowing the Company to expand its operating hours, add additional slot machines and provide free promotional play, the Company is in the process of renovating a portion of the harness racing grandstands to accommodate 200 additional slot machines.  The new casino space is expected to open in July 2006.

As previously announced, the Company completed a self tender of approximately 10% of its outstanding shares during the quarter at a price of $14.50.

The Company announced yesterday that its Board of Directors has approved a three-for-two split of both classes of the Company’s outstanding common stock.  The split will be effected by issuing one additional share of common stock for every two shares of common stock held.  The additional shares of common stock will be distributed on June 15, 2006 to holders of record at the close of business on May 10, 2006.  No fractional shares will be issued, but will be paid to shareholders in cash.

“The Board approval of this stock split is a response to our strong earnings and stock price performance,” stated Denis McGlynn.  “It is our belief that this will expand our shareholder base and improve the liquidity of our common stock.”

The Company also announced that its Board of Directors declared a regular quarterly dividend of $.06 per share on the shares outstanding prior to the stock split. The dividend is payable on June 10, 2006 to shareholders of record at the close of business on May 10, 2006.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 91,000 square-foot video lottery (slots) casino complex; the Dover Downs Hotel — featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Gaming (1)	$55,487	$49,045
Other operating (2)	3,785	3,046
	59,272	52,091
Expenses:
Gaming	41,408	37,301
Other operating	3,345	2,995
General and administrative	1,639	1,254
Depreciation	1,737	1,717
	48,129	43,267

Operating earnings	11,143	8,824

Interest expense	644	427

Earnings before income taxes	10,499	8,397

Income taxes	4,314	3,418

Net earnings	$6,185	$4,979

Net earnings per common share:
- Basic	$0.28	$0.21
- Diluted	$0.28	$0.21

Average shares outstanding:
- Basic	21,963	23,787
- Diluted	22,284	23,947

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash	$19,456	$19,986
Accounts receivable	2,710	3,805
Due from State of Delaware	2,407	9,100
Inventories	1,884	1,955
Prepaid expenses and other	1,535	2,000
Receivable from Dover Motorsports, Inc.	11	15
Deferred income taxes	2,040	2,067
Total current assets	30,043	38,928

Property and equipment, net	117,353	114,533
Total assets	$147,396	$153,461

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,485	$4,814
Purses due horsemen	2,480	8,332
Accrued liabilities	9,231	12,748
Income taxes payable	5,650	3,706
Deferred revenue	93	112
Total current liabilities	24,939	29,712

Notes payable to banks	52,775	24,075
Deferred income taxes	6,296	6,404

Stockholders’ equity:
Common stock	968	1,064
Class A common stock	1,190	1,326
Additional paid-in capital	879	36,461
Retained earnings	60,349	55,459
Deferred compensation	—	(1,040)
Total stockholders’ equity	63,386	93,270
Total liabilities and stockholders’ equity	$147,396	$153,461

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2006	2005

Operating activities:
Net earnings	$6,185	$4,979
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,737	1,717
Amortization of credit facility origination fees	11	13
Stock-based compensation	196	60
Deferred income taxes	(81)	(132)
Changes in assets and liabilities:
Accounts receivable	1,095	541
Due from State of Delaware	6,693	7,697
Inventories	71	106
Prepaid expenses and other	454	526
Receivable from Dover Motorsports, Inc.	4	(15)
Accounts payable	436	(1,058)
Purses due horsemen	(5,852)	(6,711)
Accrued liabilities	(3,517)	(2,152)
Income taxes payable	1,944	3,405
Deferred revenue	(19)	208
Net cash provided by operating activities	9,357	9,184

Investing activities:
Capital expenditures	(2,322)	(1,498)
Net cash used in investing activities	(2,322)	(1,498)

Financing activities:
Borrowings from notes payable to banks	93,210	41,975
Repayments of notes payable to banks	(64,510)	(47,925)
Dividends paid	(1,295)	(1,435)
Repurchase of common stock	(34,986)	—
Proceeds from stock options exercised	16	—
Other	—	(21)
Net cash used in financing activities	(7,565)	(7,406)

Net (decrease) increase in cash	(530)	280
Cash, beginning of period	19,986	17,688
Cash, end of period	$19,456	$17,968